Exhibit 99.1

Contact:
Investor Relations
801-303-3555
investor_relations@clearone.com

ClearOne Reports Second Quarter Results
ClearOne Reports record 21% Revenue Growth with Continued Profitability

SALT LAKE CITY, UTAH - August 12, 2014

Second Quarter 2014 Highlights

•Achieved record second quarter revenue of $14.1 million, up 21% year over year
•Non-GAAP net income for second quarter up 10% year over year
•Spontania acquisition closed on April 1, 2014 following acquisition of Sabine in March 2014
•Results include full quarter operations of Sabine and Spontania acquisitions
•Began shipping next generation enterprise streaming and media collaboration products and received positive market response

Financial Summary

(Dollars in thousands, except per share values)	Second Quarter			Year to Date
	2014	2013	Change	2014	2013	Change
Revenue	$14,111	$11,703	21%	$26,819	$22,996	17%
Gross Profit	8,064	6,864	17%	15,766	13,863	14%
Non-GAAP Operating Income	1,615	1,786	(10)%	2,994	3,193	(6)%
Non-GAAP Net Income	1,366	1,240	10%	2,197	2,205	—
Non-GAAP Adjusted EBITDA	1,874	2,038	(8)%	3,490	3,611	(3)%
Non-GAAP Diluted EPS	$0.14	$0.13	8%	$0.23	$0.23	—

ClearOne (NASDAQ: CLRO), a global provider of audio and visual communication solutions, today reported financial results for the three and six months ended June 30, 2014.
For the 2014 second quarter, revenue increased by 21% to $14.1 million, compared with $11.7 million for the second quarter of 2013. Gross profit for the second quarter was $8.1 million, or 57% of revenue, compared with $6.9 million, or 59% of revenue, for the second quarter of 2013. Non-GAAP operating income for the second quarter decreased by 10% to $1.6 million from $1.8 million for the second quarter of 2013. Non-GAAP net income increased 10% to $1.4 million, or $0.14 per diluted share, from $1.2 million, or $0.13 per diluted share, for the second quarter of 2013. Non-GAAP adjusted EBITDA for the 2014 second quarter decreased 8% to $1.9 million, or $0.19 per diluted share, from $2.0 million, or $0.22 per diluted share, or the second quarter of 2013.

For the six months ended June 30, 2014, revenue increased 17% to $26.8 million from $23.0 million for the six months ended June 30, 2013. Gross profit increased by 14% to $15.8 million, or 59% of revenue, compared with $13.9 million, or 60% of revenue, for the six months ended June 30, 2013. Non-GAAP operating income for the six months ended June 30, 2014 decreased by 6% to $3.0 million from $3.2 million for the six months ended June 30, 2013. Non-GAAP net income for six months ended June 30, 2014 remained flat at $2.2 million, or $0.23 per diluted share, from $2.2 million, or $0.23 per diluted share, for the six months ended June 30, 2013. Non-GAAP adjusted EBITDA decreased 3% to $3.5 million, or $0.36 per diluted share, from $3.6 million, or $0.38 per diluted share, for the six months ended June 30, 2013.

Cash, cash equivalents and investments totaled $32.3 million at June 30, 2014, down from $42.7 million on December 31, 2013. The decrease is primarily due to the acquisitions of Sabine and Spontania.

ClearOne continued its stock repurchase plan in the second quarter, bringing the total repurchase amount to approximately $4.0 million against an allocation of $10 million.

Gross margins in the quarter were within the lower end of the company’s expected range. Gross margins were impacted by the periodic revision of overhead allocations as well as the ongoing integration of Sabine manufacturing operations, which were acquired in March 2014.

“ClearOne’s impressive record revenue growth in this quarter was made possible due to contributions from our acquisitions and also from our flagship professional audio products. Our results also reflect the full cost of our investments in internal operations and recent acquisitions. We believe the full benefits of these investments - in the form of higher revenue and higher profitability - will be realized in the quarters ahead,” said Zee Hakimoglu, President and Chief Executive Officer. “As anticipated, at the end of the second quarter, we began shipping our new COLLABORATE® Room Pro Media Collaboration product and VIEW® Pro enterprise streaming system and received positive market response to both solutions. We have assembled the right portfolio of complementary and disruptive solutions that are opening new and attractive markets, differentiate ClearOne in the audio visual communications space and will drive our future revenue growth.”

During Sabine's first full quarter as part of ClearOne, the company successfully integrated Sabine’s sales channel into the ClearOne global channel. In the second quarter, with the acquisition of Sabine, revenue from ClearOne's full suite of wireless microphone products more than quadrupled from a year ago and reached $1.3 million.

The company’s acquisition of the Spontania cloud-based video collaboration business closed on April 1, 2014. Spontania offers multiple revenue streams, including annual subscriptions for cloud services, the sale of permanent licenses for on-premise solutions, and annual support and maintenance contracts. During this first quarter after acquiring the Spontania business, ClearOne achieved bookings of $216 thousand of which the company recognized revenue of $151 thousand. Bookings reflect amounts contractually accepted by customers and billed by ClearOne. However, a portion of bookings is not recognized in the current quarter as revenue, in accordance with U.S. GAAP requirements, and will be recognized over the life of the customer contracts. The company believes that reporting bookings provides valuable information to investors about the recurring revenue stream that the Spontania business is expected to provide. In the second half of the year, the company expects to achieve an additional $750 thousand to $1.0 million in bookings for Spontania-related products and services. ClearOne’s Media Collaboration sales and marketing team, strengthened recently by the addition of industry veterans, focused on introducing Spontania solutions to the company’s global channel.

At the end of the second quarter, ClearOne began shipping its new CONNECT® Dante™ product, which enables no-hassle connectivity of its flagship professional audio products to the fast emerging Dante enabled network ecosystem. Dante is a highly-interoperable, self-configuring, true plug-and-play digital audio networking technology that uses standard IP-based networking and components, such as Ethernet cables, routers and switches, to carry high capacity and high-resolution digital audio over a standard Ethernet network. Some of the largest live events and sophisticated installations worldwide use this technology, making audio signal distribution more cost-effective and user-friendly.

Finally, the company also launched at Infocomm 2014, CONVERGE® Matrix, its new sound reinforcement and distribution system, which opens new market opportunities for the company and complements its existing professional audio conferencing solutions. The company expects to begin shipping the product at the end of 2014.

Non-GAAP Financial Measures
ClearOne provides non-GAAP financial information in the form of non-GAAP net income, Adjusted EBITDA and corresponding earnings per share to investors to supplement GAAP financial information. ClearOne believes that excluding certain items from GAAP results allows ClearOne's management to better understand ClearOne's consolidated financial performance from period to period as management does not believe that the excluded items are reflective of underlying operating performance. Non-GAAP net income, Adjusted EBITDA and corresponding earnings per share excludes certain costs and expenses, the details of which are provided below in the tables containing the reconciliation between GAAP and non-GAAP financial measures. The exclusion of these items in the non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. ClearOne believes non-GAAP financial measures will provide investors with useful information to help them evaluate ClearOne's operating results and projections. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for operating income, net income or other financial measures prepared in accordance with GAAP. There are limitations to the use of non-GAAP financial measures. Other companies, including companies in ClearOne's industry, may calculate non-GAAP financial measures differently than ClearOne does, limiting the usefulness of those measures for comparative purposes. A detailed reconciliation of non-GAAP net income to GAAP net income is included with this release.

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, streaming and digital signage solutions for voice and visual communications.  The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability.  More information about the company can be found at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including acquisitions or investments the company may make to fuel growth, the purchase of common stock under the company's stock repurchase program and any statements of the plans and objectives of management for future operations, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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http://investors.clearone.com

CLEARONE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value)

	As of June 30, 2014	As of December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,293	$17,192
Marketable securities	5,401	3,200
Receivables, net of allowance for doubtful accounts of $107 and $129, respectively	10,187	9,378
Inventories, net	11,448	10,758
Distributor channel inventories	1,795	1,520
Deferred income taxes	3,378	3,325
Prepaid expenses and other assets	2,148	2,693
Total current assets	40,650	48,066
Long-term marketable securities	20,575	22,326
Long-term inventories, net	754	551
Property and equipment, net	2,182	1,825
Intangibles, net	9,035	3,710
Goodwill	12,549	3,472
Deferred income taxes	1,303	1,024
Other assets	99	87
Total assets	$87,147	$81,061
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,580	$2,730
Accrued liabilities	2,567	1,761
Deferred product revenue	5,244	4,158
Total current liabilities	10,391	8,649
Deferred rent	282	286
Other long-term liabilities	2,544	1,791
Total liabilities	13,217	10,726
Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized, 9,235,494 and 8,986,080 shares issued and outstanding	9	9
Additional paid-in capital	44,513	41,311
Accumulated other comprehensive income	161	23
Retained earnings	29,247	28,992
Total shareholders' equity	73,930	70,335
Total liabilities and shareholders' equity	$87,147	$81,061

CLEARONE, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except per share values)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$14,111	$11,703	$26,819	$22,996
Cost of goods sold	6,047	4,839	11,053	9,133
Gross profit	8,064	6,864	15,766	13,863

Operating expenses:
Sales and marketing	2,977	2,088	5,713	4,356
Research and product development	2,330	1,843	4,571	3,709
General and administrative	1,628	1,437	3,592	3,234
Total operating expenses	6,935	5,368	13,876	11,299

Operating income	1,129	1,496	1,890	2,564
Other income, net	64	47	145	33
Income before income taxes	1,193	1,543	2,035	2,597
Provision for income taxes	259	498	611	822
Net income	$934	$1,045	$1,424	$1,775

Basic earnings per common share	$0.10	$0.11	$0.16	$0.19
Diluted earnings per common share	$0.10	$0.11	$0.15	$0.19

Basic weighted average shares outstanding	9,266,071	9,093,461	9,174,816	9,122,996
Diluted weighted average shares outstanding	9,677,726	9,459,495	9,618,172	9,499,452

Comprehensive income:
Net income	$934	$1,045	$1,424	$1,775
Unrealized gain (loss) on available-for-sale securities, net of tax	65	(87)	138	(87)
Comprehensive income	$999	$958	$1,562	$1,688

CLEARONE, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(Dollars in thousands, except per share values)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$14,111	$11,703	$26,819	$22,996
Cost of goods sold	6,045	4,837	11,049	9,129
Gross profit	8,066	6,866	15,770	13,867

Operating expenses:
Sales and marketing	2,957	2,069	5,673	4,322
Research and product development	2,320	1,830	4,550	3,685
General and administrative	1,174	1,181	2,553	2,667
Total operating expenses	6,451	5,080	12,776	10,674

Operating income	1,615	1,786	2,994	3,193
Other income (expense), net	64	47	145	33
Income before income taxes	1,679	1,833	3,139	3,226
Provision for income taxes	313	593	942	1,021
Non-GAAP Net income	$1,366	$1,240	$2,197	$2,205

Basic earnings per common share	$0.15	$0.14	$0.24	$0.24
Diluted earnings per common share	$0.14	$0.13	$0.23	$0.23

Basic weighted average shares outstanding	9,266,071	9,093,461	9,174,816	9,122,996
Diluted weighted average shares outstanding	9,677,726	9,459,495	9,618,172	9,499,452

GAAP Net Income	$934	$1,045	$1,424	$1,775
Adjustments:
Share-based compensation	84	67	168	126
Amortization of purchased intangibles	269	118	433	261
Legal expenses for litigation relating to indemnification of former officers, theft of our intellectual property claims and our claim for damages	31	95	60	184
Acquisition related expenses	102	10	443	58
Total of adjustments before taxes	486	290	1,104	629
Income taxes affected by the above adjustments	54	95	331	199
Total adjustments	432	195	773	430
Non-GAAP Net Income	$1,366	$1,240	$2,197	$2,205

CLEARONE, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED EBITDA
(Dollars in thousands, except per share values)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
GAAP net income	$934	$1,045	$1,424	$1,775
Adjustments:
Provision for income taxes	259	498	611	822
Depreciation and amortization	464	323	784	646
Non-GAAP EBITDA	1,657	1,866	2,819	3,243
Share-based compensation	84	67	168	126
Legal expenses for litigation relating to indemnification of former officers, theft of our intellectual property claims and our claim for damages	31	95	60	184
Acquisition related expenses	102	10	443	58
Non-GAAP Adjusted EBITDA	$1,874	$2,038	$3,490	$3,611

Basic weighted average shares outstanding	9,266,071	9,093,461	9,174,816	9,122,996
Diluted weighted average shares outstanding	9,677,726	9,459,495	9,618,172	9,499,452

Basic Non-GAAP Adjusted EBITDA per common share	$0.20	$0.22	$0.38	$0.40
Diluted Non-GAAP Adjusted EBITDA per common share	$0.19	$0.22	$0.36	$0.38